As filed with the Securities and Exchange Commission on December 17, 2001

                                                   Registration No. ____________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                  BIOTIME, INC.
               (Exact name of Registrant as specified in charter)
                ------------------------------------------------

             California                                94-3127919
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                 Identification Number)

                                                     Paul E. Segall,
                                                 Chief Executive Officer
          935 Pardee Street                           BioTime, Inc.
      Berkeley, California 94710                   935 Pardee Street
          (510) 845-9535                       Berkeley, California 94710
     (Address, including zip code,                 (510) 845-9535
    and telephone number, including         (Name, address, including zipcode,
  area code of Registrant's principal             and telephone number,
         executive offices)                   including area code, of agent
                                                     for service)
                            -------------------------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:
                             RICHARD S. SOROKO, ESQ.
               Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
                        250 Montgomery Street, Suite 500
                         San Francisco, California 94104
                               Tel. (415) 421-5300
                            -------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE

                                                                                                    Proposed
                                                             Amount            Proposed              Maximum           Amount of
                                                              to be        Maximum Offering         Aggregate         Registration
   Title of Each Class of Securities to be Registered      Registered     Price Per Unit(1)     Offering Price(1)        Fee(2)
   --------------------------------------------------      ----------     -----------------     -----------------        ------
Warrants to Purchase Common Shares                           876,657              --                   --                  --
Common Shares, no par value(3)                               77,818             $10.49             $816,310.82          $195.10
Common Shares, no par value(3)                               77,818             $13.75            $1,069,997.50         $255.73
Common Shares, no par value(3)                               77,818             $15.74            $1,224,855.32         $292.74
Common Shares, no par value(3)                               50,000             $8.31               $415,500             $99.30
Common Shares, no par value(3)                               515,385            $6.50             $3,350,002.50         $800.65
Common Shares, no par value                                  330,000            $5.01              $1,653,300           $395.14
Total Registration Fee.................................................................................................$2,038.66
====================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee for this Registration Statement.
(2)  Determined pursuant to Rule 457(c) and (g), including the exercise prices of the various Warrants.
(3)  Issuable upon the exercise of the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This  Registration   Statement  relates  to  the  registration  statement  under
Commission file number 333-44092.

--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION -- DATED DECEMBER 17, 2001


PROSPECTUS

                                  BIOTIME, INC.

                             1,673,569 COMMON SHARES


     All of the shares offered by this prospectus are being offered for sale by shareholders of BioTime, Inc. who may sell their shares from time to time on the American Stock Exchange ("AMEX") at prevailing market prices, or in privately negotiated transactions. Some of the selling shareholders may acquire their shares by exercising certain warrants that they own. The selling shareholders will bear all broker-dealer fees, commissions, and discounts payable in connection with the sale of their shares.

     All of the net proceeds from the sale of shares will be received by the selling shareholders, and none of the net proceeds will be paid to BioTime, Inc. ("BioTime"). However, BioTime will receive the exercise price of the warrants when the warrants are exercised by selling shareholders prior to the sale of their shares.

     The common shares are listed for trading on the AMEX under the symbol BTX. The closing price of the common shares on the AMEX on November 30, 2001 was $5.09.
                             -----------------------

     These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment. See "Risk Factors" on page 5.

                            -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 17, 2001

                      [This Page Intentionally Left Blank]

                               PROSPECTUS SUMMARY


     The following summary explains only some of the information in this prospectus. More detailed information and financial statements appear elsewhere in this prospectus or in the documents incorporated by reference into this prospectus. Statements contained in this prospectus that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Words such as "expects," "may," "will," "anticipates,""intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. See "Risk Factors."

                                   The Company

     BioTime, Inc. is a development stage company engaged in the research and development of synthetic solutions that can be used as blood plasma volume expanders, blood replacement solutions during hypothermic (low temperature) surgery, and organ preservation solutions. Plasma volume expanders are used to treat blood loss in surgical or trauma patients until blood loss becomes so severe that a transfusion of packed red blood cells or other blood products is required. We are also developing a specially formulated hypothermic blood substitute solution that would have a similar function and would be used for the replacement of very large volumes of a patient's blood during cardiac surgery, neurosurgery and other surgeries that involve lowering the patient's body temperature to hypothermic levels.

     Our first product, Hextend(R), is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hypovolemia is a condition often associated with blood loss during surgery or from injury. Hextend maintains circulatory system fluid volume and oncotic pressure and keeps vital organs perfused during surgery. Hextend, approved for use in major surgery, is the only blood plasma volume expander that contains hetastarch, buffer, multiple electrolytes and glucose. Hextend is designed to compete with and to replace products such as albumin and other colloid solutions, as well as crystalloid solutions, that have been used to maintain fluid volume and blood pressure during surgery.

     Hextend is being sold in the United States by Abbott Laboratories under an exclusive license from us. Abbott also has the right to sell Hextend in Canada, where an application for marketing approval is pending. Abbott also has a right to obtain licenses to manufacture and sell other BioTime products in the United States and Canada. We have retained all rights to manufacture, sell or license Hextend and other products in all other countries.

     Because Hextend is a surgical product, sales will be determined by anesthesiologists, surgeons practicing a variety of specialties, and hospital pharmacists. Abbott's marketing strategy is designed to reach this target customer base through sales calls and an advertising campaign focused on the physiological basis of using a plasma-like substance to replace lost blood volume and the ability of Hextend to support vital physiological processes.

     As part of the marketing program, Abbott and BioTime have financed a number of studies showing the advantages of receiving Hextend and other BioTime products during surgery. The results of these studies will be presented at medical conferences and articles will be written for publication in medical journals. BioTime is also aware of independent studies using Hextend that are being conducted by physicians and hospitals, who may publish their findings in medical journals. The outcome of medical studies and timing of the publication of the results could have an effect on Hextend sales.

     We are also developing two other blood volume replacement products, PentaLyte,(R) and HetaCool,TM that, like Hextend,(R) have been formulated to maintain the patient's tissue and organ function by sustaining the patient's fluid volume and physiological balance. Various colloid and crystalloid products are being marketed by other companies for use in maintaining patient fluid volume in surgery and trauma care, but the use of those solutions can contribute to patient morbidity, including conditions such as hypovolemia, edema, impaired blood clotting, acidosis, and other biochemical imbalances. Hextend, PentaLyte, and HetaCool contain constituents that may prevent or reduce the physiological imbalances that can cause those problems. Our products do not contain albumin. Albumin produced from human plasma is also currently used as a plasma expander, but it is expensive and subject to supply shortages, and an FDA warning has cautioned physicians about the risk of administering albumin to seriously ill patients.

     BioTime was incorporated under the laws of the State of California on November 30, 1990. BioTime's principal office is located at 935 Pardee Street, Berkeley, California 94710. Its telephone number is (510) 845-9535.

     Hextend(R) and PentaLyte(R) are registered trademarks, and HetaCoolTM is a trademark, of BioTime, Inc.

                   Exercise of Warrants and Sale of the Shares

     The shares offered by this prospectus, including both shares presently owned by two selling shareholders and shares that may be issued to certain selling shareholders upon the exercise of warrants. The registration of the shares will permit the selling shareholders to sell shares (including shares they acquire upon the exercise of their warrants) from time to time on the AMEX at prevailing market prices, or at prices related to the prevailing market price, or in privately negotiated transactions. The selling shareholders will bear all broker-dealer commissions payable in connection with the sale of their shares. See "Selling Shareholders" and "Plan of Distribution" for more information about the selling shareholders' plan to exercise their warrants and sell shares.

                                  RISK FACTORS

     An investment in the shares involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. Before deciding to purchase any of the shares offered by this prospectus, you should consider the following factors which could materially adversely affect the proposed operations and prospects of BioTime and the value of an investment in BioTime. There may be other factors that are not mentioned here or of which we are not presently aware that could also affect BioTime's operations.

We May Not Succeed In Marketing Our Products Due to the Availability of Competing Products

      Our ability to generate operating revenue depends upon our success in developing and marketing our products. There can be no assurance that any of our products will be successfully marketed or that we will receive sufficient revenues from product sales to meet our operating expenses or to earn a profit. In this regard, sales of Hextend to date have not been sufficient to generate an amount of royalties or licensing fees sufficient to cover our operating expenses.

     o Hextend and our other plasma expander products will compete with other products, including albumin and other colloid solutions, and crystalloid solutions. Some of these products, in particular crystalloid solutions and generic hetastarch in saline solutions, are commonly used in surgery and trauma care and sell at low prices.

     o In order to compete with other products, particularly those that sell at lower prices, BioTime products will have to provide medically significant advantages.

     o Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

     o Competing products are being manufactured and marketed by established pharmaceutical companies. For example, B. Braun/McGaw presently markets Hespan, an artificial plasma volume expander, and Abbott and Baxter International, Inc. manufacture and sell a generic equivalent of Hespan.

     o There also is a risk that our competitors may succeed in developing safer or more effective products that could render our products and technologies obsolete or noncompetitive.

We Will Spend a Substantial Amount of Our Capital on Research and Development But We Might Not Succeed in Developing Products and Technologies That Are Useful In Medicine.

     o    We are attempting to develop new medical products and technologies.

     o Many of our experimental products and technologies have not been applied in human medicine and have only been used in laboratory studies on animals, and there can be no assurance that those products will prove to be safe and efficacious in the human medical applications for which they were developed.

     o The experimentation we are doing is costly, time consuming and uncertain as to its results.

     o If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money.

If We Do Not Receive FDA and Other Regulatory Approvals We Will Not Be Permitted To Sell Our Products

     The products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. This means that:

     (1) We will have to conduct expensive and time consuming clinical trials of new products;

     (2) We will incur the expense and delay inherent in seeking FDA approval of new products;

     (3)  A product that is approved may be subject to restrictions on use;

     (4) The FDA can recall or withdraw approval of a product if problems arise; and

     (5)  We will face similar regulatory issues in foreign countries.

We Might Not Be Able To Raise Additional Capital Needed To Pay Our Operating Expenses

     We plan to continue to incur substantial research, product development, and regulatory expenses, and we will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from product sales, royalties, and license fees. We have not received an amount of royalties and licensing fees from the sale of Hextend sufficient to cover our operating expenses. We expect that our cash on hand will be sufficient to finance our operations for approximately the next twelve months, but we will have to curtail the pace of our product development efforts unless our cash resources increase through a growth in revenues or additional equity investment or borrowing. Although we will continue to seek licensing fees from pharmaceutical companies for licenses to manufacture and market our products abroad, it is likely that additional sales of equity or debt securities will be required to meet our short-term capital needs. Sales of additional equity securities could result in the dilution of the interests of present shareholders. There can be no assurance that we will be able to raise additional funds on favorable terms or at all, or that any funds raised will be sufficient to permit us to develop and market our products. Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we are making progress with our research and development projects.

If  We  Are  Unable  To  Enter  Into  Additional   Licensing  Or   Manufacturing
Arrangements, We May Have to Incur Significant Expense To Acquire Manufacturing Facilities And A Marketing Organization

     We presently do not have adequate facilities or resources to manufacture our products and the hydroxyethyl starches used in our products. We plan to enter into arrangements with pharmaceutical companies for the production and marketing of our products. We have granted Abbott an exclusive license to manufacture and market Hextend in the United States and Canada. Although a number of pharmaceutical companies have expressed their interest in obtaining licenses to manufacture and market our products in other countries, there can be no assurance that we will be successful making other licensing arrangements. If licensing or manufacturing arrangements cannot be made on acceptable terms, we will have to construct or acquire our own manufacturing facilities and to establish our own marketing organization, which would entail significant expenditures of time and money.

Our Patents May Not Protect Our Products From Competition

      We have patents in Australia, Israel, Russia, South Africa, South Korea, and the United States and have filed patent applications in other foreign countries, for certain products, including Hextend, HetaCool, and PentaLyte. No assurance can be given that any additional patents will be issued to us, or that, if issued, those patents will provide us with meaningful patent protection, or that others will not successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial, and we might not have the resources available to defend our patent rights.

The Price and Sale of Our Products May Be Limited By Health Insurance Coverage And Government Regulation

      Success in selling our products may depend in part on the extent to which health insurance companies, HMOs, and government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment. Presently, most health insurance plans and HMOs will pay for Hextend when it is used in a surgical procedure that is covered by the plan. However, there can be no assurance that adequate health insurance, HMO, and government coverage will be available to permit our other products to be sold at prices high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products. In the

United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.

Our Business Could Be Adversely Affected If We Lose the Services Of The Key Personnel Upon Whom We Depend

      We depend to a considerable degree on the continued services of our executive officers. The loss of the services of any of the executive officers could have a material adverse effect on us. In addition, our success will depend, among other factors, upon successful recruitment and retention of additional highly skilled and experienced management and technical personnel.

Because We Do Not Pay Dividends, Our Stock May Not Be A Suitable Investment For Anyone Who Need To Earn Dividend Income

     We do not pay cash dividends on our common shares. For the foreseeable future we anticipate that any earnings generated in our business will be used to finance the growth of BioTime and will not be paid out as dividends to our shareholders. This means that our stock may not be a suitable investment for anyone who needs to earn income from their investments.

Because We Are a Drug Development Company, The Price Of Our Stock May Rise And Fall Rapidly

     The market price of BioTime shares, like that of the common stock of many biotechnology companies, has been highly volatile. The price of BioTime shares may rise rapidly in response to certain events, such as the commencement of clinical trials of an experimental new drug, even though the outcome of those trials and the likelihood of ultimate FDA approval remains uncertain. Similarly, prices of BioTime shares may fall rapidly in response to certain events such as unfavorable results of clinical trials or a delay or failure to obtain FDA approval. The failure of our earnings to meet analysts' expectations could result in a significant rapid decline in the market price of our common shares. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many biotechnology companies and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common shares.

                                   THE COMPANY

     We are developing synthetic solutions that can be used as blood plasma volume expanders, blood replacement solutions during "hypothermic" or low temperature surgery, and organ preservation solutions. Plasma volume expanders are used to treat blood loss in surgical or trauma patients until blood loss becomes so severe that a transfusion of packed red blood cells or other blood products is required. We are also developing a specially formulated hypothermic blood replacement solution that would be used for the replacement of a patient's circulating blood volume during cardiac surgery, neurosurgery and other surgeries that involve lowering the patient's body temperature to hypothermic levels.

     Our first product, Hextend, is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hypovolemia is a condition often associated with blood loss during surgery or from injury. Hextend maintains circulatory system fluid volume and oncotic pressure and keeps vital organs perfused during surgery. Hextend, approved for large-volume use in major surgery, is the only blood plasma volume expander that contains hetastarch, buffer, multiple electrolytes and glucose. Hextend is designed to compete with and to replace older products such as albumin and other colloid solutions, as well as crystalloid solutions, that have been used to maintain fluid volume and blood pressure during surgery. Hextend is also completely sterile to avoid risk of infection. Most health insurance reimbursements and HMO coverage now include the cost of Hextend used in surgical procedures.

     Hextend is being sold in the United States by Abbott under an exclusive license from us. Abbott also has the right to sell Hextend in Canada, where an application for marketing approval is pending. We have retained all rights to manufacture, sell or license Hextend and other products in all other countries. Abbott also has a right to obtain licenses to manufacture and sell other BioTime products.

     Because Hextend is a surgical product, sales will be determined by anesthesiologists, surgeons practicing a variety of specialties, and hospital pharmacists. Abbott's marketing strategy is designed to reach this target customer base through sales calls and an advertising campaign focused on the physiological basis of using a plasma-like substance to replace lost blood volume and the ability of Hextend to support vital physiological processes.

     As part of the marketing program, we and Abbott have financed a number of limited studies showing the advantages of receiving Hextend and other BioTime products during surgery. As these studies are completed, the results will be presented at medical conferences and articles will be written for publication in medical journals. The Company is also aware of independent studies using Hextend that are being conducted by physicians and hospitals, who may publish their findings in medical journals. The outcome of medical studies and timing of the publication of the results could have an effect on Hextend sales.

     We are also developing two other blood volume replacement products, PentaLyte and HetaCool that, like Hextend, have been formulated to maintain the patient's tissue and organ function by sustaining the patient's fluid volume and physiological balance. Various colloid and crystalloid products are being marketed by other companies for use in maintaining patient fluid volume in surgery and trauma care, but the use of those solutions can contribute to patient morbidity, including conditions such as hypovolemia, edema, impaired blood clotting, acidosis, and other biochemical imbalances. Hextend, PentaLyte, and HetaCool contain constituents that may prevent or reduce the physiological imbalances that can cause those problems. Our products do not contain albumin. Albumin produced from human plasma is also currently used as a plasma expander, but it is expensive and subject to supply shortages, and a recent FDA warning has cautioned physicians about the risk of administering albumin to seriously ill patients.

     Based upon the results of our clinical studies and laboratory research, we have determined that in many emergency care and surgical applications it is not necessary for a plasma volume expander to include special oxygen carrying molecules to replace red blood cells. Therefore, we are developing formulations that do not use costly and potentially toxic oxygen carrying molecules such as synthetic hemoglobin and perfluorocarbons.

     We have completed a Phase I clinical trial of PentaLyte and are planning the next phase of our clinical trials in which PentaLyte will be used to treat hypovolemia in surgery. PentaLyte contains a lower molecular weight hydroxyethyl starch than Hextend, and is more quickly metabolized. PentaLyte is designed for use when short lasting volume expansion is desirable.

     We are also continuing to develop solutions for low temperature surgery and trauma care. A number of physicians have reported using Hextend to treat hypovolemia under mild hypothermic conditions during cardiac surgery. Additional cardiac surgeries have been performed at deeper hypothermic temperatures. In one case, Hextend was used to treat hypovolemia in a cancer patient operated on under deep hypothermic conditions in which the heart was arrested. Once a sufficient amount of data from successful low temperature surgery has been compiled, we plan to seek permission to conduct trials using Hextend as a complete replacement for blood under near-freezing conditions. We currently plan to market Hextend for complete blood volume replacement at very low temperatures under the registered trade mark "HetaCool(R)" after FDA approval is obtained.

     In order to commence clinical trials for regulatory approval of new products, such as PentaLyte and HetaCool, or new therapeutic uses of Hextend, it will be necessary for us to prepare and file with the FDA an Investigational New Drug Application ("IND") or an amendment to expand the present IND for additional Hextend studies. Filings with foreign regulatory agencies will be required to commence clinical trials overseas.

     We intend to enter global markets through licensing agreements with overseas pharmaceutical companies. By licensing our products abroad, we will avoid the capital costs and delays inherent in acquiring or establishing our own pharmaceutical manufacturing facilities and establishing an international marketing organization. A number of pharmaceutical companies around the world have expressed their interest in obtaining licenses to manufacture and market our products. Our management is continuing to meet with representatives of interested companies.

     We are also pursuing a global clinical trial strategy, the goal of which is to permit us to obtain regulatory approval for our products as quickly and economically as practicable. For example, the United States Phase III clinical trials of Hextend involved 120 patients and were completed in less than 12 months. Although regulatory requirements vary from country to country, we may be able to file applications for foreign regulatory approval of its products based upon the results of the United States clinical trials. Our application to market Hextend in Canada had been found acceptable for review as a New Drug Submission by the Canadian Health Protection Branch (HPB), and we are now awaiting completion of HPB's review of that application. During the third quarter of 2000, the Company filed its first application for approval in a European Union member nation, Sweden. Regulatory approvals for countries that are members of the European Union may be obtained through a mutual recognition process. If approvals based upon those trials can be obtained in the requisite number of member nations, then we would be permitted to market Hextend in all member nations.

     The cost of preparing regulatory filings and conducting clinical trials is not presently determinable, but could be substantial. It may be necessary for us to obtain additional funds in order to complete any clinical trials that it may conduct for its new products or for new uses of Hextend.

     In addition to developing clinical trial programs, we plan to continue to provide funding for our laboratory testing programs at selected universities, medical schools and hospitals for the purpose of developing additional uses of Hextend, PentaLyte, HetaCool, and other new products, but the amount of research that will be conducted at those institutions will depend upon our financial status.

     In addition to developing clinical trial programs, we plan to continue to provide funding for our laboratory testing programs at selected universities, medical schools and hospitals for the purpose of developing additional uses of Hextend, PentaLyte, HetaCool, and other new products, but the amount of research that will be conducted at those institutions will depend upon our financial status. Because our research and development expenses, clinical trial expenses, and production and marketing expenses will be charged against earnings for financial reporting purposes, management expects that losses from operations will continue to be incurred for the foreseeable future.

                                 USE OF PROCEEDS

     The shares are being offered for sale by the selling shareholders. BioTime will not receive any of the net proceeds from the sale of the shares. We will receive the exercise price of certain warrants owned by the selling shareholders when those warrants are exercised. If all of the warrants covered by this prospectus are exercised, we would receive $7,609,712. However, there is no assurance that the warrants will be exercised. In this regard, the exercise prices of the warrants covered by this prospectus are currently greater than the market price of BioTime stock. See "Selling Shareholders." We will use the proceeds we receive from the exercise of the warrants for general working capital purposes, including research and development expenses and general and administrative expenses.

                              SELLING SHAREHOLDERS

     The following table shows the number of shares owned by the selling shareholders prior to this offering, the maximum number of shares that may be sold by the selling shareholders through this prospectus, and the amount and percentage of the outstanding shares that will be owned by the selling shareholder after the completion of this offering.

                                                                             Shares Owned             Percent
Name                            Shares Owned           Shares Offered       After Offering        After Offering(1)
----                            ------------           --------------       --------------        --------------
Alfred D. Kingsley (2)           1,939,070(2)           1,388,953(3)            550,117             4.5%
Gary K. Duberstein
Greenbelt Corp.
Greenway Partners, L.P.
Greenhouse Partners, L.P.
  909 Third Avenue, 30th Floor
  New York, NY 10022

Camco Tactical Return              345,688                 76,923(4)            268,765             0.0%
Partners, L.P.
  320 Park Avenue
  New York, NY 10022

Milton Dresner                      68,258(5)              15,385(4)            52,873              0.45%
  28777 Northwestern Hwy.
  Suite 100
  Southfield, MI 48034

George Karfunkel                    76,923(4)              76,923(4)            0                   0.0%
  1671 52nd Street
  Brooklyn, NY 11204

Goren Brothers, L.P.                38,462(4)              38,462(4)            0                   0.0%
  150 East 52nd Street
  New York, NY 10022

Howard Stein                        76,923(4)              76,923(4)            0                   0.0%
  One Meadow Lane
  Southhampton, NY 11968

(1) Includes shares which may be acquired and sold by the selling shareholder upon the exercise of the warrants described in this prospectus.

(2) Includes 233,454 shares issuable upon the exercise of certain warrants owned by Greenbelt Corp., 634,460 shares owned by Greenbelt Corp., 90,750 shares owned by Greenway Partners, L.P., 688,742 shares owned solely by Alfred D. Kingsley, 280,769 shares issuable upon the exercise of certain warrants owned solely by Mr. Kingsley, and 10,895 shares owned solely by Mr. Duberstein. Alfred D. Kingsley and Gary K. Duberstein control Greenbelt Corp. and may be deemed to beneficially own the warrants and shares that Greenbelt Corp. beneficially owns. Greenhouse Partners, L.P. is the general partner of Greenway Partners, L.P., and Mr. Kingsley and Mr. Duberstein are the general partners of Greenhouse Partners, L.P. Greenhouse Partners, L.P., Mr. Kingsley, and Mr. Duberstein may be deemed to beneficially own the shares that Greenway Partners, L.P. owns. Mr. Duberstein disclaims beneficial ownership of the shares and warrants owned solely by Mr. Kingsley, and Mr. Kingsley disclaims beneficial ownership of the shares owned solely by Mr. Duberstein.

(3) Includes 544,730 shares presently owned by Greenbelt Corp., 233,454 shares that may be acquired by Greenbelt Corp. upon the exercise of certain warrants, and 280,769 shares that may be acquired by Alfred Kingsley upon the exercise of certain warrants.

(4) All of the shares may be acquired and sold by the selling shareholder upon the exercise of certain warrants.

(5) Includes 22,873 shares presently owned, 30,000 shares that may be acquired upon the exercise of certain options, and 15,385 shares that may be acquired upon the exercise of certain warrants.

     Some of the shares that are being offered for sale by the selling shareholders are shares that may be acquired upon the exercise of certain warrants. The warrants fall into three groups:

     o As consideration for debentures that were purchased from BioTime, the selling shareholders received warrants entitling them to purchase an aggregate of 515,385 shares at an exercise price of $6.50. These warrants will expire August 1, 2004 and may not be exercised after that date.

     o Greenbelt holds warrants entitling it to purchase an aggregate of 233,454 shares at prices ranging from $10.49 to $15.74. These warrants will expire on various dates from January 15, 2002 through July 15, 2002.

     o Alfred Kingsley holds warrants entitling him to purchase an aggregate of 50,000 shares at a price of $8.31. These warrants were issued in connection with a line of credit provided by Mr. Kingsley and will expire on March 26, 2006.

     The exercise price and number of shares for which the warrants may be exercised are subject to adjustment to prevent dilution in the event of a stock split, combination, stock dividend, reclassification of shares, sale of assets, merger or similar transaction.

     In connection with the issue of the warrants, we agreed to register the warrants and underlying common shares for sale under the Act. We will bear the expenses of registration, other than any underwriting discounts or commissions payable to broker-dealers that may be incurred by the selling shareholders in connection with a sale of the warrants or shares. We are not obligated to file more than two such registration statements, other than registration statements on Form S-3. The selling shareholders also are entitled to include warrants and shares in any registration statement that we may file to register other securities for sale under the Act.

     During April 1998, we entered into a financial advisory services agreement with Greenbelt Corp. The agreement provided for an initial payment of $90,000 followed by an advisory fee of $15,000 per month paid quarterly. We agreed to reimburse Greenbelt Corp. for all reasonable out-of-pocket expenses incurred in connection with its engagement as financial advisor, and to indemnify Greenbelt Corp. and its officers, affiliates, employees, agents, assignees, and controlling person from any liabilities arising out of or in connection with actions taken on our behalf under the agreement. The agreement was renewed for a period of twelve months ending March 31, 2001, but instead of cash compensation Greenbelt Corp. received 30,000 common shares. We agreed to register those shares for sale under the Act, and those shares are covered by this prospectus. We have also agreed to permit Alfred D. Kingsley to include in this registration an additional 300,000 common shares that he acquired during December 2000 from certain BioTime officers and directors who sold their shares to reduce margin account indebtedness.

                              PLAN OF DISTRIBUTION

     Greenbelt Corp. and Alfred D. Kingsley have advised us that they have requested the registration of the shares included in this prospectus primarily to facilitate their ability to obtain margin loans under which the shares have been or will be pledged as collateral and the margin loan funds will be used to exercise warrants. Other selling shareholders may also finance the exercise of their warrants through margin loans. Under standard margin loan arrangements, if a selling shareholder were to fail to maintain sufficient margin loan collateral in their stock brokerage account, in the form of securities, cash, or a combination of securities and cash, the lending broker-dealer would have the right to sell the pledged shares to satisfy its margin loan. Lenders may require the registration of the shares, which will permit the sale of the shares from time to time on the AMEX at prevailing market prices, or at prices related to the prevailing market price, or in privately negotiated transactions.

     The selling shareholders may sell shares in conjunction with the exercise of their warrants or they may hold their shares for investment purposes and then sell the shares at a later date. The selling shareholders also may enter into arrangements with broker-dealers under which they may sell warrants to the broker-dealers who will then exercise the warrants for their own accounts and sell the shares as principals. If the selling shareholders sell any warrants to broker-dealers, they would expect to receive a price based upon the market price of the shares then prevailing on the AMEX, less the exercise price of the warrants sold and less a discount or selling concession. The selling shareholders will bear all broker-dealer commissions payable in connection with the sale of their shares.

     Broker-dealers who acquire shares from the selling shareholders as principals may resell those shares from time to time in transactions on the AMEX or in negotiated transactions, at prevailing market prices or at negotiated prices, and may receive usual and customary commissions from the purchasers of the shares.

     The selling shareholders have advised us that during the time that they may be engaged in a distribution of their shares they will (a) not engage in any stabilization activity in connection with BioTime securities, (b) cause to be furnished to each broker through whom their shares may be offered the number of copies of this prospectus required by the broker, and (c) not bid for or purchase any BioTime securities or rights to acquire BioTime securities, or attempt to induce any person do so, other than as permitted under the Securities Exchange Act of 1934, as amended. The selling shareholders and any broker-dealers who participate in the sale of their shares may be deemed to be "underwriters" as defined in the Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers in connection with the sale of the shares, and any profits received on the resale of any shares purchased by broker-dealers as principals, may be deemed to be underwriting discounts and commissions under the Act.

                                  LEGAL MATTERS

     The validity of the rights, common shares, and warrants will be passed upon for BioTime by Lippenberger, Thompson, Welch, Soroko & Gilbert LLP, San Francisco and Corte Madera, California.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from BioTime's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of BioTime's operations), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     BioTime's Form 10-K for the fiscal year ended December 31, 2000 and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K and prior to the termination of the offering covered by this prospectus are hereby incorporated into this prospectus by reference. A description of the common shares contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, is also incorporated into this prospectus by reference. BioTime will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference but not delivered with this prospectus. Such requests may be addressed to the Secretary of BioTime at 935 Pardee Street, Berkeley, California 94710; Telephone: (510) 845-9535.

     BioTime is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files quarterly, annual, and current reports and proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials BioTime files with Securities and Exchange

Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

                             ADDITIONAL INFORMATION

     BioTime has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. a registration statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to BioTime and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C. upon payment of the requisite fees. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the exhibit.

No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of BioTime or the facts herein set forth since the date hereof.

                                TABLE OF CONTENTS

Prospectus Summary.............................................................3
Risk Factors...................................................................5
The Company....................................................................9
Use of Proceeds...............................................................12
Selling Shareholders..........................................................13
Plan of Distribution..........................................................15
Legal Matters.................................................................16
Experts.......................................................................16
Incorporation of Certain Information
   by Reference...............................................................16
Additional Information........................................................17


                                  BIOTIME, INC.

                             1,673,569 Common Shares

                                  -------------

                                   PROSPECTUS

                                  -------------

                                December 17, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

     Registration Fee-Securities and Exchange Commission   ......$ 2,038.66
     Accounting Fees.............................................     *
                                                                 -----------
     Legal Fees..................................................     *
                                                                 -----------
     Miscellaneous Expenses......................................     *
                                                                 -----------
           Total.................................................$    *
                                                                 ===========
-----------------
*To be filed by amendment.

Item 15.  Indemnification of Directors and Officers.

          Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations. In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Article Four of the Articles of Incorporation of the Registrant contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit
Numbers                    Description
-------                    -----------

4.1               Warrant Agreement between BioTime, Inc. and Greenbelt Corp.*

4.2               Form of Warrant (included in Exhibit 4.1)*

4.3 Warrant Agreement between BioTime, Inc. and Purchasers of Series 2001-A Debentures+

4.4               Form of Warrant (included in Exhibit 4.3)#

4.5               Warrant  Agreement   between  BioTime,   Inc.  and  Alfred  D.
                  Kingsley#

4.6               Form of Warrant (included in Exhibit 4.5)+

5.1               Opinion of Counsel++

23.1              Consent of Deloitte & Touche LLP++

* Incorporated by reference to BioTime's Form S-3 filed August 16, 2000. # Incorporated by reference to BioTime's Form 10-K for the year ended
   December 31, 2000.
+ Incorporated by reference to BioTime's Form 10-Q for the quarter ended June 30, 2001.
++ Filed herewith.

Item 17.  Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file during any period in which offers or sales are made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1922, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California on December 17, 2001.

                                       BIOTIME, INC.

                                       By  s/ Paul Segall
                                         ---------------------------------------
                                           Paul Segall, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                   Title                       Date
          ---------                   -----                       ----

  s/ Paul Segall             Chief Executive Officer and      December 17, 2001
-------------------------    Director (Principal Executive
  PAUL SEGALL                Officer)


  s/ Ronald S. Barkin        President and Director           December 17, 2001
-------------------------
  RONALD S. BARKIN


  s/ Harold Waitz            Vice President and Director      December 17, 2001
-------------------------
  HAROLD WAITZ


  s/ Hal Sternberg           Vice President and Director      December 17, 2001
-------------------------
  HAL STERNBERG


  s/ Steven Seinberg         Chief Financial Officer          December 17, 2001
-------------------------    (Principal Financial and
  STEVEN SEINBERG            Accounting Officer)


  s/ Judith Segall           Secretary and Director           December 17, 2001
-------------------------
  JUDITH SEGALL


-------------------------    Director                         December 17, 2001
  JEFFREY B. NICKEL

-------------------------    Director                         December 17, 2001
  MILTON H. DRESNER


-------------------------    Director                         December 17, 2001
 KATHERINE GORDON

                                  EXHIBIT INDEX

Exhibit
Numbers                    Description
-------                    -----------

4.1               Warrant Agreement between BioTime, Inc. and Greenbelt Corp.*

4.2               Form of Warrant (included in Exhibit 4.1)*

4.3 Warrant Agreement between BioTime, Inc. and Purchasers of Series 2001-A Debentures+

4.4               Form of Warrant (included in Exhibit 4.3)#

4.5               Warrant  Agreement   between  BioTime,   Inc.  and  Alfred  D.
                  Kingsley#

4.6               Form of Warrant (included in Exhibit 4.5)+

5.1               Opinion of Counsel++

23.1              Consent of Deloitte & Touche LLP++

* Incorporated by reference to BioTime's Form S-3 filed August 16, 2000. # Incorporated by reference to BioTime's Form 10-K for the year ended
   December 31, 2000.
+ Incorporated by reference to BioTime's Form 10-Q for the quarter ended June 30, 2001.
++ Filed herewith.